Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-08437 of Vodavi Technology, Inc. and subsidiaries on Form S-8 of our report dated February 8, 2002 (March 4, 2002 as to Note 10), appearing in this Annual Report on Form 10-K of Vodavi Technology, Inc. and subsidiaries for the year ended December 31, 2001.


DELOITTE & TOUCHE LLP
Phoenix, Arizona
  March 26, 2002